 Exhibit 99.1

August 31, 2011

TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH

U.S.GEOTHERMAL RECEIVES FUNDING FROM $96.8-MILLION LOAN
FOR NEAL HOT SPRINGS PROJECT

BOISE, Idaho – August 31, 2011 (NYSE Amex: HTM; TSX: GTH) U.S. Geothermal Inc., a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced the first funding drawdown under the U.S. Department of Energy (“DOE”) $96.8 -million loan guarantee to construct its planned 23-megawatt-net power plant at Neal Hot Springs in Eastern Oregon. As of August 25, all conditions precedent to funding have been met, and the required project equity has been spent by USG Oregon LLC. USG Oregon is owned 80% by U.S. Geothermal Inc. and 20% by Enbridge USA Inc. On August 30, the Federal Financing Bank, as the project lender, issued payments to vendors totaling $2.3 million. Future project construction costs will also be paid directly by the Federal Financing Bank.

In February 2011, the Neal Hot Springs development project completed the closing of the loan guarantee under DOE’s Title XVII loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. The loan guarantee backs the project loan to the Neal Hot Springs project from the U.S. Treasury’s Federal Financing Bank. The $96.8 -million DOE loan guarantee represents 75% of the $130 million total project cost.

Please visit our Website at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com
www.usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of the Neal Hot Springs project, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the resource drilling at Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.